Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses, "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our reports, dated May 22, 2014, on the financial statements and financial highlights of Pioneer Dynamic Credit Fund, Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Income Fund included in the Annual Reports to the Shareowners for the year ended March 31, 2014 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A, No. 333-62166) of Pioneer Series Trust X.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 23, 2014